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                     September 29, 2022

       Paul Carbone
       Chief Financial Officer
       YETI Holdings, Inc.
       7601 Southwest Parkway
       Austin, TX 78735

                                                        Re: YETI Holdings, Inc.
                                                            Form 10-K for
Fiscal Year Ended January 1, 2022
                                                            Filed February 28,
2002
                                                            File No. 001-38713

       Dear Mr. Carbone:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Manufacturing